EXHIBIT 1 - JOINT FILING AGREEMENT

The undersigned hereby agree that Amendment No. 2 to the Schedule 13G with respect to the shares of common stock of MediciNova, Inc., dated as of January 23, 2012, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:  January 23, 2012

Southpaw Credit Opportunity Master Fund L.P.

By:	Southpaw GP LLC,
its general partner

By: /s/ Kevin Wyman
Name: Kevin Wyman
Title: Managing Member

Southpaw Asset Management LP

By:	Southpaw Holdings LLC,
its general partner

By: /s/ Kevin Wyman
Name: Kevin Wyman
Title: Managing Member

Southpaw Holdings, LLC

By: /s/ Kevin Wyman
Name: Kevin Wyman
Title: Managing Member

/s/ Kevin Wyman
Kevin Wyman

/s/ Howard Golden
Howard Golden